Nucor Reports Results For Second Quarter And First Half Of 2013

CHARLOTTE, N.C., July 18, 2013 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $85.1 million, or $0.27 per diluted share, for the second quarter of 2013. By comparison, Nucor reported net earnings of $84.8 million, or $0.26 per diluted share, in the first quarter of 2013 and net earnings of $112.3 million, or $0.35 per diluted share, in the second quarter of 2012.

In the first half of 2013, Nucor reported consolidated net earnings of $169.9 million, or $0.53 per diluted share, compared with consolidated net earnings of $257.4 million, or $0.81 per diluted share, in the first half of last year.

Nucor's results include no charge to value inventories using the last-in, first-out (LIFO) method of accounting in the second quarter of 2013, compared with a charge of $18.0 million ($0.03 per diluted share) recorded in the first quarter of 2013 and a credit of $14.5 million ($0.03 per diluted share) recorded in the second quarter of 2012. As a result, the LIFO charge in the first half of 2013 was $18.0 million ($0.03 per diluted share), compared with no LIFO charge in the first half of 2012. Second quarter of 2012 earnings were also affected by non-cash purchase accounting adjustments related to the Skyline acquisition and the elimination of profit associated with our steel mills' sales to Skyline post-acquisition of $8.5 million ($0.02 per diluted share) and a non-cash impairment charge related to our Duferdofin Nucor S.r.l. joint venture of $30.0 million ($0.09 per diluted share).

Nucor's consolidated net sales increased 3% to $4.67 billion in the second quarter of 2013 compared with $4.55 billion in the first quarter of 2013 and decreased 8% compared with $5.10 billion in the second quarter of 2012. Average sales price per ton increased slightly from the first quarter of 2013 and decreased 7% from the second quarter of 2012. Total tons shipped to outside customers were 5,839,000 tons in the second quarter of 2013, a 2% increase over the first quarter of 2013 and a decrease of 1% from the second quarter of 2012. Total second quarter steel mill shipments decreased 3% from the second quarter of 2012 and were down 1% from the first quarter of 2013. Second quarter downstream steel products shipments to outside customers decreased 4% from the second quarter of 2012 and increased 19% over the first quarter of 2013.

In the first half of 2013, Nucor's consolidated net sales decreased 9% to $9.22 billion, compared with $10.18 billion in last year's first half. Total tons shipped to outside customers decreased 3% from the first half of 2012, while average sales price per ton decreased 7%.

The average scrap and scrap substitute cost per ton used in the second quarter of 2013 was $377, a slight decrease from $379 in the first quarter of 2013 and a decrease of 12% from $427 in the second quarter of 2012. The average scrap and scrap substitute cost per ton used in the first half of 2013 was $378, a decrease of 13% from $436 in the first half of 2012.

Overall operating rates at our steel mills in the second quarter (73%) were up slightly from the first quarter (72%) and decreased from last year's second quarter (76%). Steel mill utilization decreased from 77% in the first half of 2012 to 73% in the first half of 2013.

Construction is nearing completion on our 2,500,000-ton DRI facility in Louisiana. We are on schedule for completion of construction and beginning of start-up late in the third quarter of 2013.

Our liquidity position remains solid with $749.2 million in cash and cash equivalents, short-term investments, and restricted cash and an untapped $1.5 billion revolving credit facility that does not expire until December 2016. In addition, cash flow from operations continues to be strong and was $485.0 million through the second quarter of 2013.

In June, Nucor's board of directors declared a cash dividend of $0.3675 per share payable on August 9, 2013 to stockholders of record on June 28, 2013. This dividend is Nucor's 161st consecutive quarterly cash dividend, a record we expect to continue.

Our second quarter operating performance in the steel mills segment was down compared with first quarter performance due mainly to weakness in sheet steel. Our steel products businesses have seen improvements from last quarter across the board, including joists and deck, building systems and rebar fabrication products. The steel products segment as a whole returned to solid profitability in the second quarter after a modest loss in the first quarter of 2013. We also saw significant improvement in our raw materials segment over the first quarter of 2013, due mainly to improved performance from our Trinidad DRI facility that experienced an unplanned 18 day outage last quarter.

We currently expect to see a modest improvement in earnings for the third quarter of 2013. We expect to see improvements in sheet steel pricing, which dropped to its lowest level since November 2010 in June but has since begun to slowly rebound. Margins on sheet steel have followed a similar trend and are slowly recovering from lows in the second quarter. The automotive and energy markets remain strong, while the construction market remains challenged. We also expect to see increased earnings from our downstream businesses in the third quarter, continuing the upward trend observed in the second quarter. Our David J. Joseph operations are expected to benefit from the bottoming of scrap pricing in the second quarter.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2012 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 18, 2013 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	June 29, 2013	June 30, 2012	Percentage Change	June 29, 2013	June 30, 2012	Percentage Change
Steel mills production	4,892	5,061	-3%	9,710	10,320	-6%
Steel mills total shipments	5,025	5,202	-3%	10,100	10,437	-3%

Sales tons to outside customers:
Steel mills	4,274	4,449	-4%	8,608	9,039	-5%
Joist	91	75	21%	162	139	17%
Deck	83	76	9%	152	141	8%
Cold finished	124	132	-6%	246	270	-9%
Fabricated concrete
reinforcing steel	280	322	-13%	508	572	-11%
Other	987	871	13%	1,869	1,685	11%
	5,839	5,925	-1%	11,545	11,846	-3%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net sales	$ 4,665,588	$ 5,104,199	$ 9,216,360	$ 10,176,793

Costs, expenses and other:
Cost of products sold	4,352,463	4,704,269	8,600,019	9,396,336
Marketing, administrative and other expenses	123,150	112,528	239,375	219,647
Equity in (earnings) losses of
unconsolidated affiliates	(1,585)	158	(413)	6,832
Impairment of non-current assets	-	30,000	-	30,000
Interest expense, net	39,228	41,051	71,719	82,723
	4,513,256	4,888,006	8,910,700	9,735,538
Earnings before income taxes and
noncontrolling interests	152,332	216,193	305,660	441,255
Provision for income taxes	46,062	76,626	88,662	138,276
Net earnings	106,270	139,567	216,998	302,979
Earnings attributable to
noncontrolling interests	21,125	27,268	47,064	45,576
Net earnings attributable to
Nucor stockholders	$ 85,145	$ 112,299	$ 169,934	$ 257,403

Net earnings per share:
Basic	$0.27	$0.35	$0.53	$0.81
Diluted	$0.27	$0.35	$0.53	$0.81

Average shares outstanding:
Basic	318,903	317,975	318,796	317,832
Diluted	319,023	318,040	318,934	317,910

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 29, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 630,467	$ 1,052,862
Short-term investments	47,656	104,167
Accounts receivable, net	1,767,177	1,707,317
Inventories, net	2,279,744	2,323,641
Other current assets	458,119	473,377

Total current assets	5,183,163	5,661,364

Property, plant and equipment, net	4,608,997	4,283,056

Restricted cash and investments	71,083	275,163

Goodwill	1,983,107	2,004,538

Other intangible assets, net	912,708	959,240

Other assets	1,007,593	968,698

Total assets	$ 13,766,651	$ 14,152,059

LIABILITIES
Current liabilities:
Short-term debt	$ 31,668	$ 29,912
Long-term debt due within one year	-	250,000
Accounts payable	979,220	1,046,713
Salaries, wages and related accruals	240,629	279,898
Accrued expenses and other current liabilities	489,059	423,045

Total current liabilities	1,740,576	2,029,568

Long-term debt due after one year	3,380,200	3,380,200

Deferred credits and other liabilities	874,645	856,917

Total liabilities	5,995,421	6,266,685

EQUITY
Nucor stockholders' equity:
Common stock	150,962	150,805
Additional paid-in capital	1,835,746	1,811,459
Retained earnings	7,058,911	7,124,523
Accumulated other comprehensive (loss) income,
net of income taxes	(9,334)	56,761
Treasury stock	(1,498,656)	(1,501,977)
Total Nucor stockholders' equity	7,537,629	7,641,571

Noncontrolling interests	233,601	243,803

Total equity	7,771,230	7,885,374

Total liabilities and equity	$ 13,766,651	$ 14,152,059

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	June 29, 2013	June 30, 2012

Operating activities:
Net earnings	$ 216,998	$ 302,979
Adjustments:
Depreciation	258,390	260,968
Amortization	37,575	33,122
Stock-based compensation	34,043	37,312
Deferred income taxes	12,304	(23,144)
Equity in (earnings) losses of unconsolidated affiliates	(413)	6,832
Distributions from affiliates	7,708	-
Impairment of non-current assets	-	30,000
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	(70,785)	(76,245)
Inventories	36,087	(152,494)
Accounts payable	(44,724)	42,394
Federal income taxes	3,709	3,364
Salaries, wages and related accruals	(35,332)	(82,991)
Other	29,414	64,389

Cash provided by operating activities	484,974	446,486

Investing activities:
Capital expenditures	(621,306)	(383,448)
Investment in and advances to affiliates	(43,485)	(57,771)
Repayment of advances to affiliates	30,500	15,000
Disposition of plant and equipment	10,145	21,026
Acquisitions (net of cash acquired)	-	(746,410)
Purchases of investments	(19,390)	(409,403)
Proceeds from the sale of investments	73,428	1,200,153
Proceeds from the sale of restricted investments	148,725	87,115
Changes in restricted cash	55,355	7,078

Cash used in investing activities	(366,028)	(266,660)

Financing activities:
Net change in short-term debt	1,796	5,234
Repayment of long-term debt	(250,000)	-
Issuance of common stock	-	6,156
Excess tax benefits from stock-based compensation	1,700	3,877
Distributions to noncontrolling interests	(57,266)	(52,812)
Cash dividends	(235,280)	(232,766)
Other financing activities	109	670

Cash used in financing activities	(538,941)	(269,641)

Effect of exchange rate changes on cash	(2,400)	1,159

Decrease in cash and cash equivalents	(422,395)	(88,656)

Cash and cash equivalents - beginning of year	1,052,862	1,200,645

Cash and cash equivalents - end of six months	$ 630,467	$ 1,111,989

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (20,537)	$ -

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208